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                                                  Exhibit 23.01

                 Consent of Price Waterhouse LLP



     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 22, 1997, which appears on page 22 of the CCC Information Services Group Inc. Annual Report on Form 10-K for the year ended December 31, 1996. We also consent to the incorporation by reference in this Registration Statement of our report dated June 25, 1997 appearing on page 1 of the Annual Report of CCC Information Services Inc. 401(k) Retirement Savings & Investment Plan on Form 11-K for the year ended December 31, 1996.

Price Waterhouse LLP



Chicago, Illinois
July 23, 1997